UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                                Amendment No. 2

                   Under the Securities Exchange Act of 1934
                 Information to be included in statements filed
                    pursuant to Rule 13D-1(A) and Amendments
                    thereto filed pursuant to Rule 13D-2(A)

                               Global Signal Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, par value $0.01 per share
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  37944Q 10 3
-------------------------------------------------------------------------------
                                 (CUSIP Number)

                               Randal A. Nardone
                                   Secretary
                      Fortress Registered Investment Trust
                       c/o Fortress Investment Group LLC
                          1251 Avenue of the Americas
                            New York, New York 10020
                                 (212) 798-6100
-------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)

                                    COPY TO:
                              Joseph A. Coco, Esq.
                    Skadden, Arps, Slate, Meagher & Flom LLP
                               Four Times Square
                            New York, New York 10036
                                 (212) 735-3000

                                  May 9, 2005
-------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g), check the following box. [ ]

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

-------------------------------------------------------------------------------
CUSIP No. 37944Q 10 3                                       Page 2 of 13 Pages
-------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      FRIT PINN LLC
-------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (See Instructions)                          (a) | |
                                                  (b) | |
-------------------------------------------------------------------------------
 3    SEC USE ONLY

-------------------------------------------------------------------------------
 4    SOURCE OF FUNDS (See Instructions)
      WC/AF
-------------------------------------------------------------------------------
 5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)

-------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware
-------------------------------------------------------------------------------
   NUMBER OF
                   7     SOLE VOTING POWER
    SHARES               -0-
                  -------------------------------------------------------------
 BENEFICIALLY      8     SHARED VOTING POWER
                         -19,162,248-
   OWNED BY       -------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER
     EACH                -0-
                  -------------------------------------------------------------
   REPORTING       10    SHARED DISPOSITIVE POWER
                         -19,162,248-
    PERSON

     WITH
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      -19,162,248-
-------------------------------------------------------------------------------
 12   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES (See Instructions)
-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      32.7% (based on 58,568,989 shares of common stock outstanding as of May 9, 2005)
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON (See Instructions)
      OO
-------------------------------------------------------------------------------

                                  SCHEDULE 13D

-------------------------------------------------------------------------------
CUSIP No. 37944Q 10 3                                       Page 3 of 13 Pages
-------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Fortress Registered Investment Trust
-------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (See Instructions)                          (a) | |
                                                  (b) | |
-------------------------------------------------------------------------------
 3    SEC USE ONLY

-------------------------------------------------------------------------------
 4    SOURCE OF FUNDS (See Instructions)
      WC/AF
-------------------------------------------------------------------------------
 5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)

-------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware
-------------------------------------------------------------------------------
   NUMBER OF       7     SOLE VOTING POWER
                         -0-
    SHARES        -------------------------------------------------------------
                   8     SHARED VOTING POWER
 BENEFICIALLY            -20,306,252*- (inclusive of 664,000 shares issuable
                  upon exercise of options beneficially owned by the reporting
   OWNED BY       person which are exercisable as of or within 60 days of May
                  9, 2005)
     EACH         -------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER
   REPORTING             -0-
                  -------------------------------------------------------------
    PERSON         10    SHARED DISPOSITIVE POWER
                         -20,306,252*-
     WITH
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      -20,306,252-
-------------------------------------------------------------------------------
 12   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES (See Instructions)
-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      34.3% (based on 58,568,989 shares of common stock outstanding as of May 9, 2005 and including 644,000 shares issuable upon exercise of options beneficially owned by the reporting person which are exercisable as of or within 60 days of May 9, 2005)
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON (See Instructions)
      OO
-------------------------------------------------------------------------------

* 19,162,248 shares solely in its capacity as the sole member of FRIT PINN LLC.

                                  SCHEDULE 13D

-------------------------------------------------------------------------------
CUSIP No. 37944Q 10 3                                       Page 4 of 13 Pages
-------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Fortress Pinnacle Investment Fund LLC
-------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (See Instructions)                          (a) | |
                                                  (b) | |
-------------------------------------------------------------------------------
 3    SEC USE ONLY

-------------------------------------------------------------------------------
 4    SOURCE OF FUNDS (See Instructions)
      WC
-------------------------------------------------------------------------------
 5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)

-------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware
-------------------------------------------------------------------------------
   NUMBER OF
                   7     SOLE VOTING POWER
    SHARES               -0-
                  -------------------------------------------------------------
 BENEFICIALLY      8     SHARED VOTING POWER
                         -5,137,444-
   OWNED BY       -------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER
     EACH                -0-
                  -------------------------------------------------------------
   REPORTING       10    SHARED DISPOSITIVE POWER
                         -5,137,444-
    PERSON

     WITH
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      -5,137,444-
-------------------------------------------------------------------------------
 12   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES (See Instructions)
-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      8.8% (based on 58,568,989 shares of common stock outstanding as of
May 9, 2005)
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON (See Instructions)
      IV
-------------------------------------------------------------------------------

                                  SCHEDULE 13D

-------------------------------------------------------------------------------
CUSIP No. 37944Q 10 3                                       Page 5 of 13 Pages
-------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      FIG Advisors LLC
-------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (See Instructions)                          (a) | |
                                                  (b) | |
-------------------------------------------------------------------------------
 3    SEC USE ONLY

-------------------------------------------------------------------------------
 4    SOURCE OF FUNDS (See Instructions)
      Not applicable
-------------------------------------------------------------------------------
 5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)

-------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware
-------------------------------------------------------------------------------
   NUMBER OF
                   7     SOLE VOTING POWER
    SHARES               -0-
                  -------------------------------------------------------------
 BENEFICIALLY      8     SHARED VOTING POWER
                         -5,137,444*-
   OWNED BY       -------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER
     EACH                -0-
                  -------------------------------------------------------------
   REPORTING       10    SHARED DISPOSITIVE POWER
                         -5,137,444*-
    PERSON

     WITH
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      -5,137,444-
-------------------------------------------------------------------------------
 12   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES (See Instructions)
-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      8.8% (based on 58,568,989 shares of common stock outstanding as of May
 9, 2005)
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON (See Instructions)
      IA
-------------------------------------------------------------------------------

* Solely in its capacity as the investment advisor of Fortress Pinnacle Investment Fund LLC

                                  SCHEDULE 13D

-------------------------------------------------------------------------------
CUSIP No. 37944Q 10 3                                       Page 6 of 13 Pages
-------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Robert H. Gidel
-------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (See Instructions)                          (a) | |
                                                  (b) | |
-------------------------------------------------------------------------------
 3    SEC USE ONLY

-------------------------------------------------------------------------------
 4    SOURCE OF FUNDS (See Instructions)
      Not applicable
-------------------------------------------------------------------------------
 5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)

-------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware
-------------------------------------------------------------------------------
   NUMBER OF
                   7     SOLE VOTING POWER
    SHARES               -20,000-
                  -------------------------------------------------------------
 BENEFICIALLY      8     SHARED VOTING POWER
                         -5,137,444*-
   OWNED BY       -------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER
     EACH                -20,000-
                  -------------------------------------------------------------
   REPORTING       10    SHARED DISPOSITIVE POWER
                         -5,137,444*-
    PERSON

     WITH
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      -5,137,444-
-------------------------------------------------------------------------------
 12   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES (See Instructions)
-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      8.8% (based on 58,568,989 shares of common stock outstanding as of
      May 9, 2005)
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON (See Instructions)
      IN
-------------------------------------------------------------------------------

* Solely in his capacity as the sole manager of Fortress Pinnacle Investment Fund LLC

                                  SCHEDULE 13D

-------------------------------------------------------------------------------
CUSIP No. 37944Q 10 3                                       Page 7 of 13 Pages
-------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Fortress Investment Fund LLC
-------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (See Instructions)                          (a) | |
                                                  (b) | |
-------------------------------------------------------------------------------
 3    SEC USE ONLY

-------------------------------------------------------------------------------
 4    SOURCE OF FUNDS (See Instructions)
      Not Applicable
-------------------------------------------------------------------------------
 5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)

-------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware
-------------------------------------------------------------------------------
   NUMBER OF       7     SOLE VOTING POWER
                         -0-
    SHARES        -------------------------------------------------------------
                   8     SHARED VOTING POWER
 BENEFICIALLY            -20,306,252*- (inclusive of 664,000 shares issuable
                  upon exercise of options beneficially owned by the
   OWNED BY       person which are exercisable as of or within 60 days of
                  May 9, 2005)
     EACH         -------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER
   REPORTING             -0-
                  -------------------------------------------------------------
    PERSON         10    SHARED DISPOSITIVE POWER
                         -20,306,252*-
     WITH
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      -20,306,252-
-------------------------------------------------------------------------------
 12   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES (See Instructions)
-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      34.3% (based on 58,568,989 shares of common stock outstanding as of May 9, 2005 and including 644,000 shares issuable upon exercise of options beneficially owned by the reporting person which are exercisable as of or within 60 days of May 9, 2005)
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON (See Instructions)
      OO
-------------------------------------------------------------------------------

* Solely in its capacity as the holder of all issued and outstanding shares of beneficial interest of Fortress Registered Investment Trust.

                                  SCHEDULE 13D

-------------------------------------------------------------------------------
CUSIP No. 37944Q 10 3                                       Page 8 of 13 Pages
-------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Fortress Fund MM LLC
-------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (See Instructions)                          (a) | |
                                                  (b) | |
-------------------------------------------------------------------------------
 3    SEC USE ONLY

-------------------------------------------------------------------------------
 4    SOURCE OF FUNDS (See Instructions)
      Not Applicable
-------------------------------------------------------------------------------
 5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)

-------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware
-------------------------------------------------------------------------------
   NUMBER OF       7     SOLE VOTING POWER
                         -0-
    SHARES        -------------------------------------------------------------
                   8     SHARED VOTING POWER
 BENEFICIALLY            -20,306,252*- (inclusive of 664,000 shares issuable
                  upon exercise of options beneficially owned by the reporting
   OWNED BY       person which are exercisable as of or within 60 days of May
                  9, 2005)
     EACH         -------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER
   REPORTING             -0-
                  -------------------------------------------------------------
    PERSON         10    SHARED DISPOSITIVE POWER
                         -20,306,252*-
     WITH
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      -20,306,252-
-------------------------------------------------------------------------------
 12   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES (See Instructions)
-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      34.3% (based on 58,568,989 shares of common stock outstanding as of
 May 9, 2005 and including 644,000 shares issuable upon exercise of options beneficially owned by the reporting person which are exercisable as of or within 60 days of May 9, 2005)
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON (See Instructions)
      OO
-------------------------------------------------------------------------------

* Solely in its capacity as the managing member of Fortress Investment Fund LLC.

                                  SCHEDULE 13D

-------------------------------------------------------------------------------
CUSIP No. 37944Q 10 3                                       Page 9 of 13 Pages
-------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Fortress Investment Group LLC
-------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (See Instructions)                          (a) | |
                                                  (b) | |
-------------------------------------------------------------------------------
 3    SEC USE ONLY

-------------------------------------------------------------------------------
 4    SOURCE OF FUNDS (See Instructions)
      Not Applicable
-------------------------------------------------------------------------------
 5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)

-------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware
-------------------------------------------------------------------------------
   NUMBER OF       7     SOLE VOTING POWER
                         -0-
    SHARES        -------------------------------------------------------------
                   8     SHARED VOTING POWER
 BENEFICIALLY            -26,341,956*- (inclusive of 644,000 shares issuable
                  upon exercise of options beneficially owned by the reporting
   OWNED BY       person which are exercisable as of or within 60 days of
                  May 9, 2005)
     EACH         -------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER
   REPORTING             -0-
                  -------------------------------------------------------------
    PERSON         10    SHARED DISPOSITIVE POWER
                         -26,341,956*-
     WITH
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      -26,341,956-
-------------------------------------------------------------------------------
 12   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES (See Instructions)
-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      44.5% (based on 58,568,989 shares of common stock outstanding as of May 9, 2005 and including 644,000 shares issuable upon exercise of options beneficially owned by the reporting person which are exercisable as of or within 60 days of May 9, 2005)
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON (See Instructions)
      OO
-------------------------------------------------------------------------------

* 25,443,696 shares solely in its capacity as the managing member of Fortress Fund MM LLC and as the holder of all issued and outstanding shares of beneficial interest of FIG Advisors LLC, and 898,260 shares solely in its capacity as the managing member of Drawbridge Global Macro Fund Advisors LLC and of Drawbridge Special Opportunities Advisors LLC.

                                  SCHEDULE 13D

-------------------------------------------------------------------------------
CUSIP No. 37944Q 10 3                                       Page 10 of 13 Pages
-------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Fortress Investment Holdings LLC
-------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (See Instructions)                          (a) | |
                                                  (b) | |
-------------------------------------------------------------------------------
 3    SEC USE ONLY

-------------------------------------------------------------------------------
 4    SOURCE OF FUNDS (See Instructions)
      Not Applicable
-------------------------------------------------------------------------------
 5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)

-------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware
-------------------------------------------------------------------------------
   NUMBER OF       7     SOLE VOTING POWER
                         -0-
    SHARES        -------------------------------------------------------------
                   8     SHARED VOTING POWER
 BENEFICIALLY            -26,341,956*- (inclusive of 664,000 shares issuable
                  upon exercise of options beneficially owned by the reporting
   OWNED BY       person which are exercisable as of or within 60 days of May
                  9, 2005)
     EACH         -------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER
   REPORTING             -0-
                  -------------------------------------------------------------
    PERSON         10    SHARED DISPOSITIVE POWER
                         -26,341,956*-
     WITH
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      -26,341,956-
-------------------------------------------------------------------------------
 12   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES (See Instructions)
-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      44.5% (based on 58,568,989 shares of common stock outstanding as of
 May 9, 2005 and including 644,000 shares issuable upon exercise of options beneficially owned by the reporting person which are exercisable as of or within 60 days of May 9, 2005)
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON (See Instructions)
      OO
-------------------------------------------------------------------------------

* Solely in its capacity as the sole member of Fortress Investment Group LLC.

         The item numbers and responses thereto below are in accordance with the requirements of Schedule 13D.

         This Amendment No. 2 (this "Amendment") amends and supplements the
Schedule 13D filed on December 21, 2004, as amended by Amendment No. 1 thereto filed on February 14, 2005 (as so amended, the "Schedule 13D"), by FRIT PINN LLC, Fortress Registered Investment Trust, Fortress Pinnacle Investment Fund LLC, FIG Advisors LLC, Robert H. Gidel, Fortress Investment Fund LLC, Fortress Fund MM LLC, Fortress Investment Group LLC ("FIG"), and Fortress Investment Holdings LLC ("FIH") with respect to the shares of common stock, par value $0.01 per share (the "Common Stock"), of Global Signal Inc., a Delaware corporation (the "Issuer"). All capitalized terms used in this Amendment and not otherwise defined herein have the meanings assigned to such terms in the
Schedule 13D.

Item 3.           Source and Amount of Funds or Other Consideration

         The total amount of funds required to purchase the shares of Common Stock beneficially owned by FIG and FIH, as described in Item 5 below, was approximately $27,750,000. Each Purchaser (as defined below) obtained the funds to purchase the shares of Common Stock reported in Item 5 below from their general assets.

Item 4.           Purpose of Transaction

         Drawbridge Global Macro Fund, Ltd. ("DBGM Ltd."), Drawbridge Global Macro Fund, LP ("DBGM LP"), and Drawbridge Investment Partners LLC ("DIP" and, together with DBGM Ltd. and DBGM LP, the "Purchasers"), private investment funds (or subsidiaries of private investment funds) that are managed by affiliates of FIG and FIH, acquired the shares of Common Stock reported in Item 5 below in the ordinary course of business and for investment purposes.

Item 5.           Interest in Securities of the Issuer

         (a) and (b) Each of FIG and FIH does not directly own any securities of the Issuer. For the reasons set forth below, each of FIG and FIH may be deemed to beneficially own the 898,260 shares collectively held by the Purchasers (the "Reported Shares"). Each of FIG and FIH may be deemed to beneficially own the 858,865 shares of Common Stock held directly by DBGM Ltd. and the 14,995 shares of Common Stock held directly by DBGM LP as follows: (i) Drawbridge Global Macro Advisors LLC ("DBGM Advisors") has the ability to direct the management of DBGM Ltd. and DBGM LP's business and affairs as the investment advisor of DBGM Ltd. and DBGM LP; (ii) FIG has the ability to direct the management of DBGM Advisors' business and affairs as the sole managing member of DBGM Advisors; and (iii) FIH has the ability to direct the management of FIG's business and affairs as the sole member of FIG.

         In addition, each of FIG and FIH may be deemed to beneficially own the 24,400 shares of Common Stock held directly by DIP as follows: (i) DIP is a subsidiary of Drawbridge Special Opportunities Fund LP ("DBSO LP") and Drawbridge Special Opportunities Fund Ltd. ("DBSO Ltd."); (ii) Drawbridge Special Opportunities Advisors LLC ("DBSO Advisors") has the ability to direct the management of DBSO LP and DBSO Ltd.'s business and affairs as its investment manager; (iii) FIG has the ability to direct the management of DBGM Advisors' business and affairs as the sole managing member of DBSO Advisors; and (iv) FIH has the ability to direct the management of FIG's business and affairs as the sole member of FIG.

         As a result of the acquisition of the Reported Shares, FIG and FIH, through their beneficial ownership of 26,341,956 shares, collectively control 44.5% of the outstanding voting capital stock of the Issuer.

(c), (d) and (e)  Not applicable.

                                   SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  May 9, 2005

                                 FORTRESS PINNACLE INVESTMENT FUND LLC


                                 By:  /s/ Robert H. Gidel
                                      -----------------------------------------
                                      Robert H. Gidel
                                      as sole manager of Fortress Pinnacle
                                      Investment Fund LLC

                                   SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  May 9, 2005

                                 FIG ADVISORS LLC


                                 By:  /s/ Randal A. Nardone
                                      -----------------------------------------
                                      Randal A. Nardone
                                      as Chief Operating Officer of Fortress
                                      Investment Group LLC, managing member of
                                      FIG Advisors LLC


                                   SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  May 9, 2005

                                 ROBERT H. GIDEL

                                 /s/ Robert H. Gidel
                                 -----------------------------------------
                                 Robert H. Gidel



                                   SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  May 9, 2005

                                 FRIT PINN LLC


                                 By:  /s/ Randal A. Nardone
                                      -----------------------------------------
                                      Randal A. Nardone
                                      as Vice President and Secretary

                                   SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: May 9, 2005

                                 FORTRESS REGISTERED INVESTMENT TRUST


                                 By:  /s/ Randal A. Nardone
                                      -----------------------------------------
                                      Randal A. Nardone
                                      as Chief Operating Officer and Secretary

                                   SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: May 9, 2005

                                 FORTRESS INVESTMENT FUND LLC


                                 By:  /s/ Randal A. Nardone
                                      -----------------------------------------
                                      Randal A. Nardone
                                      as Chief Operating Officer and Secretary
                                      of Fortress Fund MM LLC, managing member
                                      of Fortress Investment Fund LLC

                                   SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  May 9, 2005

                                 FORTRESS FUND MM LLC


                                 By:  /s/ Randal A. Nardone
                                      -----------------------------------------
                                      Randal A. Nardone
                                      as Chief Operating Officer and Secretary


                                   SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  May 9, 2005

                                 FORTRESS INVESTMENT GROUP LLC


                                 By:  /s/ Randal A. Nardone
                                      -----------------------------------------
                                      Randal A. Nardone
                                      as Chief Operating Officer


                                   SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  May 9, 2005

                                 FORTRESS INVESTMENT HOLDINGS LLC

                                  By: /s/ Randal A. Nardone
                                      -----------------------------------------
                                      Randal A. Nardone
                                      As Manager